Exhibit 3.1

CERTIFICATE OF AMENDMENT OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

BLACKHAWK NETWORK HOLDINGS, INC.

Blackhawk Network Holdings, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the Delaware General Corporation Law, hereby certifies as follows:

The name of the Corporation is Blackhawk Network Holdings, Inc., which was originally incorporated under the name “Blackhawk Network, Inc.”. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on January 27, 2006. The Certificate of Incorporation of the Corporation was amended and restated through the filing of an Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware on April 18, 2013 (the “Amended and Restated Certificate of Incorporation”).

This Certificate of Amendment has been duly adopted and approved by the Board of Directors of the Corporation, acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware (“DGCL”), and the Corporation’s stockholders have given their written consent in accordance with Section 228 of the Delaware Corporate Law.

The Amended and Restated Certificate of Incorporation is hereby amended by:

1. Amending and replacing Article IV Section 3(a)(ii) by inserting a new Section 3(a)(ii) to read in full as follows:

“(ii) Automatic Conversion. Subject to Section 3(a)(iii) of this Article IV, (A) each share of Class B Common Stock shall be automatically, without further action by the holder thereof, converted into one (1) fully paid and non-assessable share of Class A Common Stock, upon the occurrence of a Transfer (as defined in Section 5 of this Article IV) other than a Permitted Transfer (as defined in Section 5 of this Article IV) of such share of Class B Common Stock, (B) all shares of Class B Common Stock shall be automatically, without further action by any holder thereof, converted into an identical number of shares of fully paid and non-assessable Class A Common Stock at such time as Safeway ceases to beneficially own at least fifteen percent (15%) of the then outstanding capital stock of, or other equity interests in, the Corporation (on an as-converted to Class A Common Stock basis) other than as a result of a Spin-Off (as defined in Section 5 of this Article IV), and (C) all shares of Class B Common Stock shall be automatically, without further action by any holder thereof, converted into an identical number of shares of fully paid and non-assessable Class A Common Stock at such date and time, or upon the occurrence of an event, specified by the affirmative vote (or written consent if action by written consent of stockholders is permitted at such time under this Certificate of Incorporation) of the holders of a majority of the then outstanding shares of Class B Common Stock, voting as a separate class (the occurrence of an event described in clause (A), (B) or (C) of this Section 3(a)(ii) of this Article IV, a “Conversion Event”). Each outstanding stock certificate that, immediately prior to a Conversion Event, represented one or more shares of Class B Common Stock subject to such Conversion Event shall, upon such Conversion Event, be deemed to represent an equal number of shares of Class A Common Stock, without the need for surrender or exchange thereof. The Corporation shall, upon the request of any holder whose shares of Class B Common Stock have been converted into shares of Class A Common Stock as a result of a Conversion Event and upon surrender by such holder to the Corporation of the outstanding certificate(s) formerly representing such holder’s shares of Class B Common Stock (if any), issue and deliver to such holder certificate(s) representing the shares of Class A Common Stock into which such holder’s shares of Class B Common Stock were converted as a result of such Conversion Event (if such shares are certificated) or, if such shares are uncertificated, register such shares in book-entry form. Each share of Class B Common Stock that is converted pursuant to this Section 3(a)(ii) shall thereupon be retired by the Corporation and shall not be available for reissuance.”

2. Amending and replacing Article IV Section 3(a)(iii) by inserting a new Section 3(a)(iii) to read in full as follows:

“(iii) Notwithstanding the foregoing, upon the occurrence of any Spin-Off (as defined in Section 5 of this Article IV), (x) any shares of Class B Common Stock transferred to stockholders of Safeway Inc. or any successor thereto by merger, consolidation, acquisition of all or substantially all assets or otherwise by operation of law (“Safeway”) in a Spin-Off shall not be converted into shares of Class A Common Stock and (y) from and following the Spin-Off, the provisions of Section 3(a)(i) and 3(a)(ii) of this Article IV shall terminate and cease to apply to any shares of Class B Common Stock outstanding.”

3. Amending and replacing Article IV Section 3(h) by inserting a new Section 3(h) to read in full as follows:

“(h) Conversion Shares. So long as any shares of Class B Common Stock remain outstanding, the Corporation shall at all times reserve and keep available, out of its authorized but unissued Common Stock, such number of shares of Class A Common Stock as would become issuable upon the conversion of all shares of Class B Common Stock then outstanding.”

4. Amending and replacing Article IV Section 5(c) by inserting a new Section 5(c) to read in full as follows:

“(c) “Spin-Off” shall mean any distribution of shares of Common Stock then beneficially owned by Safeway to the holders of equity securities of Safeway in a spin-off, split-off or split-up transaction, whether or not intended to be tax-free for federal income tax purposes, including any distribution in exchange for Safeway shares or securities.”

(Signature Page Follows)

IN WITNESS WHEREOF, Certificate of Amendment to the Amended and Restated Certificate of Incorporation has been signed this             day of             , 2014.

BLACKHAWK NETWORK HOLDINGS, INC.

By:
Name:	David E. Durant
Title:	Secretary and General Counsel

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